	Contact:	Patrick Johnson, President & CEO
(714) 241-4411

For Immediate Release		Jim White, Investor Relations
Kehoe, White & Co., Inc.
(562) 437-0655

PRO-DEX, INC. ANNOUNCES CONTINUED IMPROVEMENT IN FIRST QUARTER FINANCIAL RESULTS

EARNINGS INCREASE 140% FROM SAME QUARTER LAST YEAR AND 6% FROM PREVIOUS QUARTER

SANTA ANA, CA, October 28, 2004 - PRO-DEX, INC. (NASDAQ: PDEX) today announced improved financial results for the quarter ended September 30, 2004.  The Company reported net income for the three months ended September 30, 2004 of $462,000 or $0.05 per share on a basic and diluted basis, as compared to a net income of $193,000 or $0.02 per share on a basic and diluted basis, for the three months ended September 30, 2003.  This represents an increase of 140% or $269,000 over the first quarter last year and a sequential increase of $25,000 or 6% over the previous quarter, producing the ninth consecutive increase in quarterly net profit.

Commenting on the Company's financial performance, Pro-Dex's President and CEO, Patrick Johnson said, "The first quarter of fiscal 2005 was a continuation of the Company's recent history of improved profit growth as sales of our core products remained stable and we continued to increase the net profitability of the Company through improved gross margin and continued expense control.  At the end of last year, we consolidated the Company's operations, merging our subsidiaries into the corporate parent and eliminating the Company's historical 'holding company' business structure.  Along with this consolidation of the business has come a restructuring of our Beaverton operations and the integration of our Product Development capabilities, changes that we believe will enhance the Company's strategic advantage in the market and our ability to rapidly grow the business in the future.  All of these operational changes were made while we continued to improve the net profitability of the Company."

Net sales for the three months ended September 30, 2004 decreased $196,000 or 5.6% to $3,332,000, compared to the three months ended September 30, 2003.  This decrease in sales was primarily due to the conversion of revenue generated last year from HealOzone product sales to royalty payments received this year.  The Company received $40,000 in royalty payments associated with sales of the HealOzone product during the quarter ended September 30, 2004, revenue that is reported as Other Income.  During the first quarter of fiscal 2004, the Company had $233,000 in sales of HealOzone product and no sales of that product in the first quarter of the current year.  Excluding the impact of these sales, consolidated net sales for the three months ending September 30, 2004, increased 1%.

For the three months ended September 30, 2004, the Company's consolidated gross profit increased 21% or $319,000 compared to the same three months in the previous year.  Gross profit as a percentage of sales increased significantly to 55.8% for the three months ended September 30, 2004 compared to 43.7% for the three months ended September 30, 2003 and compared to a gross margin percentage of 53.3% for the previous quarter.  "We're continuing to see the benefit of an improved sales product mix and improved manufacturing efficiencies, which was the primary focus of our management efforts last year," noted Mr. Johnson.  "Despite a decrease in total sales during the first quarter, we were able to once again increase gross profit as a percent of sales, primarily due to the increased proportion of sales coming from the motion control segment of our business.  Sales in this segment were up nearly 30% during the first quarter this fiscal year."

Operating expenses decreased 3.6% to $1,162,000 for the three months ended September 30, 2004 from $1,206,000 for the three months ended September 30, 2003.  On a sequential basis, operating expenses decreased 6.8% compared to the previous quarter.  This decrease was due primarily to reduced expenses related to the Company's corporate administration.  Mr. Johnson stated, "During the first quarter this year, we completed the transition to new auditors, which resulted in decreased audit related expenses compared to last year.  We also renegotiated all of the Company's insurance coverage at the end of last fiscal year, resulting in a significant cost savings without changing the breadth of our overall insurance coverage.  During the first quarter this year, we used this savings in administrative expenses to increase our investment in R&D activities and increase the bottom-line earnings of the Company."

Addressing the Company's on-going operations, Mr. Johnson noted, "The first quarter of this fiscal year built on the solid foundation we put into place with last year's improved financial performance.  Considering that we launched no new products during the first quarter and with the loss of revenue from HealOzone product sales, we feel that increasing bottom line earnings by 140% was an admirable achievement."  Commenting on the Company's near term prospects, Mr. Johnson said, "First quarter operations resulted in an increase in our product development activities, which are currently projected to result in three new product launches in the second quarter and another three new product launches in the third quarter of the fiscal year.  We have also identified several new product development opportunities that we believe will translate into new product sales for several quarters in the future.  Based on these developments, we want to reaffirm the sales and earnings guidance we provided at the beginning of the fiscal year and thank our shareholders for their continued support."

Investors and all others are invited to listen to a conference call discussing the first quarter and fiscal 2005 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet and can be accessed by visiting the Company's website at www.pro-dex.com.  An online replay will be available for 30 days.  Additionally, a telephone replay will be available one hour after the call for 48-hours by dialing (877) 519-4471 for domestic callers and (973) 341-3080 for international callers; conference ID# 5309613.

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, semi-conductor, and scientific research markets.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. BALANCE SHEETS

	September 30,2004 (unaudited)	June 30,2004 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,097,000	$ 2,070,000
Accounts receivable, net of allowance for doubtful
accounts of $45,000 at Sept. 30 and $40,000 at June 30	2,086,000	2,370,000
Inventories, net	2,885,000	2,542,000
Prepaid expenses	266,000	76,000
Deferred income taxes	793,000	793,000
Total current assets	8,127,000	7,851,000

Equipment and leasehold improvements, net	994,000	1,030,000

Other assets:
Goodwill	1,110,000	1,110,000
Deferred income taxes	788,000	788,000
Other	46,000	16,000
Total other assets	1,944,000	1,914,000
Total assets	$ 11,065,000	$ 10,795,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt to shareholder	$ 71,000	$ 70,000
Accounts payable	545,000	397,000
Accrued expenses	401,000	780,000
Income taxes payable	786,000	809,000
Total current liabilities	1,803,000	2,056,000

Long-term debt to a shareholder, net of current portion	57,000	75,000

Total liabilities	1,860,000	2,131,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized;
78,129 shares issued and outstanding	283,000	283,000
Common shares; no par value; 50,000,000 shares authorized;
8,858,600 shares issued and outstanding,	15,148,000	15,075,000
Accumulated deficit	(6,207,000)	(6,669,000)
	9,224,000	8,689,000

Receivable for stock purchase	(19,000)	(25,000)

Total shareholders' equity	9,205,000	8,664,000

Total liabilities and shareholders' equity	$ 11,065,000	$ 10,795,000

PRO-DEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS Three months ended September 30 (unaudited)

	2004	2003

Net sales	$ 3,332,000	$ 3,528,000

Cost of sales	1,472,000	1,987,000
Gross profit	1,860,000	1,541,000

Operating expenses:
Selling	200,000	205,000
General and administrative expenses	544,000	614,000
Research and development costs	418,000	387,000
Total operating expenses	1,162,000	1,206,000

Income from operations	698,000	335,000

Other income (expense):
Other income, net	39,000	6,000
Royalty income	40,000	-
Interest (expense)	(7,000)	(19,000)
Total	72,000	(13,000)

Income before income taxes provision	770,000	322,000

Income taxes provision	308,000	129,000
Net income	$ 462,000	$ 193,000

Net Income per share:
Basic	$ 0.05	$ 0.02
Diluted	$ 0.05	$ 0.02

Weighted average shares outstanding - basic	8,863,902	8,776,000
Weighted average shares outstanding - diluted	9,470,127	9,413,505

PRO-DEX, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS Three months ended September 30 (unaudited)

	2004	2003
Cash Flows from Operating Activities:
Net Income	$ 462,000	$ 193,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	84,000	90,000
Provision for doubtful accounts	5,000	20,000
(Recovery) reserve for obsolete inventory	29,000	(122,000)
Stock based compensation	6,000	6,000
Deferred taxes	-	20,000
Changes in:
(Increase) decrease in accounts receivable	278,000	(651,000)
(Increase) in inventories	(372,000)	(110,000)
(Increase) in prepaid expenses	(190,000)	(12,000)
(Increase) decrease in other assets	(30,000)	9,000
Increase (decrease) in accounts payable and accrued expenses	(232,000)	34,000
Increase (decrease) in income taxes payable	(22,000)	129,000
Net Cash provided by (used in) Operating Activities	18,000	(394,000)

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(47,000)	(90,000)

Net Cash (used in) Investing Activities	(47,000)	(90,000)

Cash Flows from Financing Activities:
Principal payments on long-term shareholder borrowings	(17,000)	(22,000)
Net borrowings on line of credit	-	284,000
Proceeds from option and warrant exercise	73,000	35,000

Net Cash provided by Financing Activities	56,000	297,000

Net Increase (decrease) in Cash and Cash Equivalents	27,000	(187,000)
Cash and Cash Equivalents, beginning of period	2,070,000	795,000

Cash and Cash Equivalents, end of period	$ 2,097,000	$ 608,000

Supplemental Information

Cash payments for interest	$ 6,600	$ 21,000

Cash payments for income taxes	$ 331,000	$ 4,000